Exhibit 10.2
EXPLORATION AND DEVELOPMENT AGREEMENT

THIS EXPLORATION AND DEVELOPMENT AGREEMENT dated June 15th, 2006 (the “Effective Date”).

BETWEEN:

BIG SNOWY RESOURCES, LP, whose address is Suite 2100, 27 North 27th Street, Billings, Montana 59101, U.S.A.

(“BSR”)

AND:

Rancher Energy Corp. whose address is 1050-17th Street, Suite 1700, Denver, Colorado 80265 USA

(“Rancher Energy”)

WHEREAS:

A.  BSR holds an 80% net revenue interest in certain oil and gas leases totalling approximately 7,600 acres in Montana and certain wells located on such leases;

B.  BSR desires Rancher Energy to shoot 3D seismic on the leases;

C.  BSR desires Rancher Energy to drill a test well on the leases;

D.  BSR desires Rancher Energy to construct a pipeline to transport oil and gas produced from the wells subject to this Agreement to an oil and gas transmission line;

E. .

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, conditions, and obligations in this Agreement, BSR and Rancher Energy (collectively referred to as the “Parties”) agree as follows:

1.	DEFINITIONS

In this Agreement:

“AFE” means authority or authorization for expenditure regarding drilling costs as set out in this Agreement;

“Agreement” means this Agreement, including the attached Schedules;

“Lands” means the lands described in Schedule “A” of this Agreement;

THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO THE
MONTANA ARBITRATION ACT, TITLE 27, CHAPTER 5, MONTANA CODE ANNOTATED

“Leases” mean collectively, or individually, as the context may require, those leases, reservations, permits, licences or other documents of title described in Schedule “A” of this Agreement, by which the holder of such leases is entitled to enter, access, drill for, win, take, own or remove the leased substances within, on or under the Lands;

“log” means any record obtained by Rancher Energy of all formations penetrated by the Test Well, or other wells drilled by Rancher Energy on the Leases, their depth, thickness and sonic, electrical, radiological and other physical properties of the formation and water, oil and gas, including, but not limited to mud logs;

“oil and gas” includes all minerals and petroleum, natural gas and other hydrocarbon substances regardless of gravity or phase (including coal and coalbed gas) including, but not limited to condensate and helium, hydrogen, nitrogen and other gases; and

“Payout” means the occurrence of when Rancher Energy recoups the costs and expenses of the:

(a)	Construction of the Pipeline;

(b)	wells drilled pursuant to this Agreement;

(c)	equipping, completion and other costs of or in relation to all wells drilled pursuant to this Agreement, including tie-in and compression.

(d)	½ of the cost of the 3D seismic program which seismic is owned 50/50 by the parties.

“Schedules” means Schedule “A”, Schedule “B” and Schedule “C” of this Agreement, as the context so requires.

2.	SHOOTING OF THE 3D SEISMIC AND TEST WELL

(a)
Rancher Energy shall shoot a minimum of 4 square miles of 3D seismic (the “3D”) on the leases. Rancher Energy shall conduct the Operations as a reasonable and prudent operator and shall commence setting the parameters and retaining a seismic contractor as soon as practical once this agreement is executed. Rancher Energy will shoot the 3D ASAP. Further, Rancher Energy will be responsible for identifying and hiring the 3D. BSR agrees to assist when requested in the process.

(b)	All expenditures relating to the 3D, whether direct or indirect but excluding supervision and management costs, shall be to the account of Rancher Energy and paid entirely by Rancher Energy.

(c)
A copy of all data contained and derived from the 3D, including all interpretations shall be forwarded by Rancher Energy to BSR. BSR shall also be provided with the final interpretation within 10 working days of receipt of the final interpretation by Rancher Energy. (the “3D Completion Date").

(d)
Rancher Energy shall have 30 days from the 3D Completion Date to give written notice to BSR of an intention to drill based on the 3D and propose a drilling location (the “Test Well”). Failure by Rancher Energy to provide a notice prior to expiry of the thirty (30) day period shall be deemed an election by Rancher Energy to terminate this Agreement. If this Agreement is terminated by Rancher Energy, it shall have no further obligations or liabilities hereunder.

(e)
If Rancher Energy elects not to terminate this Agreement pursuant to paragraph 2(d) above Rancher Energy shall have 120 days to spud the Test Well. The Test Well shall be at the sole cost of Rancher Energy. The well will be drilled to the deepest horizon indicated as hydrocarbon bearing by the 3D seismic.

~~(f)~~
Upon receipt by BSR of the Final Seismic Interpretation and Notice of Drilling Location, BSR shall assign to Rancher Energy a 55% working interest in the spacing unit of the Test Well~~,~~ Upon drilling and completion of the test well, BSR will assign Rancher Energy a 55% WI in all lands owned by BSR within the AMI.

(g)
If the Test Well is commercial then Rancher Energy shall be entitled to 100% of net revenue from the Test Well Interest until Payout. After Payout, the revenue from the Test Well Interest shall be distributed in proportion to the working interest share of each Party.

3.	PIPELINE AND TRANSPORTATION

(a)	Unless this Agreement has been earlier terminated or has expired Rancher Energy shall:

(i)
use commercially reasonable efforts to obtain required government and administrative regulatory approvals and other necessary consents for the construction and operation of a pipeline of approximately twelve (12) miles in length, with a tie-in at Sec.14 1N 21E in the NENW4, Stillwater County, Montana (the “Pipeline”), to transport gas from the Test Well, and other wells producing in commercial quantities on the Leases in which Rancher Energy and BSR have joint working interest (the "Joint Wells") to a gas transmission line; and

(ii)
if Rancher Energy is able to secure all required approvals and consents noted in paragraph 3(a)(i), Rancher Energy shall thereafter finance, construct, operate and maintain (the “Construction”) the Pipeline, provided that Rancher Energy shall be entitled to, instead of constructing the Pipeline, make mutually acceptable arrangements to transport all produced gas from the Joint Wells to market.

(b)
If the Pipeline is to be constructed pursuant to paragraph 3(a) (including sufficient compression to produce gas from the Test Well), such construction shall occur within eighteen (18) months of the Effective Date.

(c)
Upon Payout, Rancher Energy shall assign 20% of its right, title and interest in the Pipeline to BSR. Rancher Energy grants BSR an option to purchase an additional 25% of Rancher Energy’s right, title and interest in the Pipeline (the “Pipeline Option”). The Pipeline Option may be exercised incrementally by BSR where the minimum percentage of such increments is 1%. If BSR exercises the Pipeline Option, it shall do so within eighteen (18) months of the Completion of Construction of the Pipeline (after which the Pipeline Option automatically terminates). BSR shall notify Rancher Energy of its exercise of the Pipeline Option and within thirty (30) days of such exercise it shall pay to Rancher Energy the equivalent of 25%, or the corresponding lesser incremental percentage, of the independently verifiable costs and expenses (the “Costs”) of the Construction, and thereupon Rancher Energy shall assign a further 25%, or applicable lesser incremental percentage, of Rancher Energy’s right, title and interest in the Pipeline to BSR on a proportionate incremental basis. If BSR fails to make the required payment before the expiry of the thirty (30) day period noted above, the exercise of the Pipeline Option shall be void for all purposes.

(d)
If BSR's interest in the Pipeline is at any time insufficient to transport its joint share of production from any of the Lands or any other lands within the AMI, Rancher Energy shall be entitled to charge BSR those tariffs and fees respecting any required compression and transportation in connection with the Pipeline that it would have be entitled to charge a third party.

(e)	Construction Costs are deemed not to include supervision or management costs and expenses incurred by Rancher Energy.

(f)
Subject to section 7 of this Agreement, once the terms of (a) and (b) above are satisfied then BSR shall transfer to Rancher Energy a 55% working interest in all of the Leases and the Lands, all wells thereon, and in all other lands and wells that BSR owns an interest in within the AMI, other than the Test Well, which shall be governed by the terms of this Agreement. BSR shall not encumber or assign any interest in any of the aforementioned Leases, Lands, wells and other lands whatsoever to any person or entity during the period from the date of this Agreement until BSR transfers the 55% working interest to Rancher Energy as noted above.

(g)	The rights, title and interests in the Leases to be conveyed by one Party to the other Party are without warranty, either express or implied.

4.	OPERATIONS AND DRILLING

(a)
In the drilling of the Test Well Rancher Energy shall conduct its operations as a reasonable and prudent operator and shall test all zones or formations penetrated in the wells which Rancher Energy believes to have a reasonable possibility of producing in paying quantities. Rancher Energy shall restore the surface of the land of the Test Well to the condition required by law, and in absence of law, then as nearly as possible to its original condition.

(b)
All well operations on the Leases will be governed by the terms and provisions of an operating agreement (the “Operating Agreement”) which will be circulated by Rancher Energy for signature by the Parties at least 30 days prior to the commencement of the Test Well. The Operating Agreement will be on a A.A.P.L. Form 610 - 1982 Model Form Operating Agreement which shall be modified to delete portions of the printed language and to add certain provisions as are usual and customary among independent oil and gas exploration operators. Rancher Energy shall be designated the Operator in the Operating Agreement.

(c)
Except for those costs and expenses which are expressly identified in this Agreement as being the sole responsibility of Rancher Energy, all costs and expenses relating to all lands governed by this Agreement, including all operations thereon, shall be borne and paid for by the Parties in accordance with their respective interests in such lands. BSR’s share of estimated drilling costs shall be proportionate to BSR’s working interest and will be billed (based on the estimate in the associated AFE) by Rancher Energy to BSR and will be due and payable to Rancher Energy thirty (30) days after notice of the invoice has been delivered to BSR. If such drilling costs are more or less than the AFE, BSR shall bear its pro-rata share of any actual excess invoiced costs paid by Rancher Energy; in the event the AFE is greater than actual costs, BSR will be entitled to and will receive from Rancher Energy its pro-rata refunded share of any excess monies.

(d)	All rights, titles and interest in the Leases are subject to the royalties provided for in the Leases and additional royalties, the aggregate of which shall not exceed 20%.

5.	TAKEOVER OPTION

If after drilling the Test Well to the Contract Depth Interval (the deepest horizon indicated by the 3D) Rancher Energy is not able to complete the Test Well as a well capable of producing in paying quantities, Rancher Energy shall not plug and abandon the Test Well without first notifying BSR under Section 9 below of Rancher Energy’s intention to do so, in which event BSR shall have the right to take over said Test Well as provided in Section 9. In the event BSR elects to take over said Test Well and completes same as a well capable of producing in paying quantities, all rights of Rancher Energy to earn an interest in the spacing unit for the Test Well shall thereupon cease and terminate. Rancher Energy shall not be relieved of any obligation under this Agreement previously accrued or which thereafter accrues with respect to Rancher Energy’s operations upon the Leases previously conducted excepting the plugging and abandoning of the Test Well taken over by BSR.

6.	AREA OF MUTUAL INTEREST

There shall be deemed to be an area of mutual interest (the “AMI”) surrounding the Leases. The AMI shall cover and include all Lands, and all lands located within five (5) miles of the boundaries of all Leases and be effective for the primary term of the Lease(s) or the duration of any oil and gas production therefore, whichever is the greater. In the event a Party (or any affiliate thereof) acquires or proposes to acquire any interest in the lands within the AMI, the acquiring Party shall be required promptly to notify the other Party of the acquisition or proposed acquisition and the actual costs and expenses related thereto. The Party receiving the notice shall have forty-five (45) business days within which to pay a 50% share of the actual cost of the entire interest acquired or to be acquired. Upon the acquiring Party’s receipt of such payment and closing of the acquisition, it shall execute and deliver (or cause to be executed and delivered in the event of an acquisition by an affiliate) to the joining party a recordable assignment of 50% of the entire interest acquired, determined in accordance with this Section. Unless the Party receiving the notice of an AMI acquisition shall have made a timely response in accordance with this Section and has paid in a timely manner its share of the acquisition costs, it shall be deemed to have elected not to acquire the interest so offered by the acquiring Party.

7.	COST INFORMATION

If the Test Well is productive in paying quantities, Rancher Energy shall, as soon as possible after completion, furnish to BSR reasonably detailed information showing the cost of drilling, completing, and equipping the same. Further, Rancher Energy shall during the Payout period furnish to BSR a monthly statement showing gross production from such well and showing Rancher Energy’s progress towards Payout. BSR shall have access at all times at the Notice address stated in this Agreement during reasonable business hours to Rancher Energy’s cost, production and other records relating to such well.

8.	WELL DATA

With respect to the Test Well Rancher Energy shall comply with the well information requirements by BSR set out on Exhibit “C” attached hereto, by furnishing the reports, documents, samples, data and other information and by giving the notices indicated thereon. Further, with respect to drilling and completion operations, Rancher Energy shall (i) furnish BSR daily drilling reports and make available portions of all samples, cores and fluids collected; (ii) at Rancher Energy’s sole discretion conduct such tests, run such logs, make such surveys and take such cores as would be made by a prudent operator; and (iii) furnish BSR copies of all logs, surveys and tests. BSR and its representatives and employees shall at all times have access, at their sole cost, risk and expense, to the well(s) and well site(s) located on the Lease.

9.	ABANDONMENT

No well drilled by Rancher Energy pursuant to this Agreement shall be plugged or abandoned until Rancher Energy shall have given BSR notice of its intention to do so. BSR shall have forty-eight (48) hours from the receipt of said abandonment notice and a copy of all logs, drillstem and other tests and all other material information obtained in connection with such well in the case of a well on which a drilling rig is located, and thirty (30) days from receipt of said abandonment notice in all other cases, to notify Rancher Energy whether or not BSR consents to such plugging or abandonment or whether BSR elects to take over the well. If BSR elects to take over the well, Rancher Energy shall immediately deliver to BSR the well and all material and physical equipment therein in the same condition as when drilling operations were terminated. Further, Rancher Energy shall forthwith execute and deliver all necessary instruments to convey to BSR, Rancher Energy’s entire interest in and to the well, all such physical equipment therein and, the Lands comprising the spacing unit in which said well is located. BSR will pay for all expenses and discharge all obligations and assume all liabilities incurred after it takes possession of the well and will assume any and all obligations under any farmout agreements Rancher Energy may have with other persons owning an interest in the spacing unit for such well. BSR shall pay Rancher Energy the reasonable salvage value of all recoverable in-the-well and surface equipment owned by Rancher Energy which is taken over by BSR less than the estimated cost of salvage and less Rancher Energy’s estimated cost of plugging and abandoning said well.

10.	MINIMUM ROYALTIES/SHUT-IN GAS WELL PAYMENTS

Rancher Energy agrees to pay any minimum royalties or shut-in gas well payments necessary to maintain the Leases in full force and effect on which the Test Well is located. Each Party shall bear its working interest share of all such royalties and payments. Rancher Energy further agrees to give BSR immediate notice when any well is shut-in and the date thereof and furnish proof of proper payment of minimum or shut-in gas royalties at least one month in advance of the payment date.

11.	COMPLIANCE WITH LAW

During the course of all operations conducted pursuant to this Agreement, the Parties shall abide in all material respects by all applicable laws and all lawful orders, rules and regulations of governmental authorities having jurisdiction. Rancher Energy shall notify BSR of any application to any governmental body for the establishment of units for the spacing of wells with respect to a Lease. Rancher Energy and BSR shall attempt to agree upon the size and location of units; however, in the event they are unable to agree, Rancher Energy may proceed before the proper governmental authority for the establishment of such units, but BSR shall have the right to participate in any proceedings to protect its interest.

12.	RELATIONSHIP OF PARTIES

It is not the intent or purpose of the parties to this Agreement to create hereunder any partnership, joint venture, or association or the relationship of agency or employer-employee, and neither this Agreement nor any of the operations hereunder shall be construed or considered as creating any such relationship.

13.	INDEMNITY AND INSURANCE

(a)
The Parties agree to indemnify, defend and hold each other harmless from any and all liens, encumbrances, suits, claims, judgements, obligations and liabilities of any kind caused or created by or arising out of the other Party’s ownership or operations pursuant to this Agreement.

(b)
In connection with all operations conducted hereunder, Rancher Energy shall carry, and whenever practicable, include covenants in its agreements with subcontractors requiring those subcontractors to carry the insurance in amounts and with a scope of coverage that a prudent operator in the same or similar circumstance as Rancher Energy under this Agreement would, all as more particularly specified on Exhibit “B”. Further Rancher Energy agrees to carry all necessary governmental bonds required for operations on the Leases.

14.	DEFAULT AND REMEDY

(a)
If either Party is determined to be in default under this Agreement (the “Defaulting Party”), the Defaulting Party must remedy such default within thirty (30) days notice (“notice period”) from the other Party.

(b)	The Defaulting Party shall take all commercially reasonable actions to cure default within notice period.

(c)
Where Rancher Energy is the Defaulting Party and the default relates to a material breach of its obligations in paragraphs 3(a) or (b) or paragraph 4(a), then if such default is not remedied within the notice period, Rancher Energy shall re-assign any and all right, title and interest in the Lands initially acquired from BSR under this Agreement.

15.	NOTICES

All notices, statements and communications (the “Notices”) required or permitted to be given or made in this Agreement shall be deemed to be so given or made when deposited in the United States Mail, postage prepaid directed to the Parties at the following addresses or such other addressees as they may from time to time designate in writing:

BSR:                            Big Snowy Resources, LP
Suite 2100, 27 North 27th Street
Billings, Montana  59101, U.S.A.
Fax:      416-259-7915
Attn:     John Campbell

Rancher Energy:           Rancher Energy Corp.
1050-17th Street, Suite 1700
Denver, Colorado 80265 USA
Fax:      720-904-5698
Attn:     John Works

16.	FURTHER ASSURANCE

Each of the Parties shall, from time to time and at all times, do without further consideration all such other and further acts and deliver and execute such other and further instruments and documents (for example, the assignment and the conditions of working interests transferred in this Agreement) as may be reasonably required in order to fully perform and carry out the terms and provisions of this Agreement.

17.	TIME

Time is of the essence with respect to all matters contained in this Agreement.

18.	FORCE MAJEURE

All of Rancher Energy’s obligations and covenants hereunder, whether express or implied, shall be suspended at the time or from time to time as compliance with any thereof is prevented or hindered by or is in conflict with: Federal, State, County, or municipal laws, rules, regulations or Executive Orders asserted as official by or under public authority claiming jurisdiction; Act of God; adverse field, weather, or market conditions; inability to obtain materials in the open market or transportation thereof; war; strikes or lockouts; riots; or other conditions or circumstances not wholly controlled by Rancher Energy, and this Agreement shall not be terminated in whole or in part, nor shall Rancher Energy be in default under this Agreement or held liable in damages for failure to comply with any such obligations or covenants if compliance therewith is prevented or hindered by or is in conflict with any of the foregoing eventualities.

The time during which Rancher Energy shall be hindered in or prevented from conducting drilling or reworking operations, under the contingencies above stated, shall be added to any applicable deadlines under this Agreement or the Leases (including the primary term thereof); provided, however, that delay rentals shall not be suspended by reason of the suspension of operations and if the Leases are extended beyond the primary term above stated by reason of such suspension, Rancher Energy shall pay an annual delay rental on the anniversary dates hereof in the manner and in the amount above provided.

19.	SCHEDULES

Schedules “A”, “B” and “C” referred to and attached to this Agreement are hereby incorporated by reference and made a part of this Agreement. In the event any of the provisions of any exhibit conflict with this Agreement, then the provisions of the Agreement itself shall prevail.

The inclusion herein of provisions relating to any particular subject matter shall not be deemed an attempt to deal with such subject matter to the exclusion of provisions in the Operating Agreement or any Schedules relating to such matter unless the context clearly otherwise requires.

20.	MISCELLANEOUS

(a)	Whenever the plural, masculine or neuter is used in this Agreement, the same shall include the singular or feminine or body politic or corporate and vice-versa as the context so requires.

(b)
The Parties agree that with respect to the subject matter of this Agreement together with all Schedules shall constitute the full and complete understanding and agreement of the Parties, and there are no other understandings, obligations, relationships or agreements, written or oral.

(c)	The terms and definitions used herein shall have the same meaning in the Schedules unless the context otherwise requires.

(d)	No Party shall assign an interest in this Agreement without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld.

21.	ENUREMENT

The terms, covenants, conditions and provisions of this Agreement shall be binding upon and enure to the benefit of the respective successors and assigns of the Parties, and said terms, covenants, conditions and provisions shall be deemed to be real covenants burdening and running with the Leases and Lands.

22.	LAW AND JURISDICTION

The law governing this Agreement shall be the law of the State of Montana. The Parties exclusively and irrevocably attorn to the jurisdiction of the applicable court of the State of Montana regarding any matter or dispute arising from this Agreement.

23.	CONFIDENTIALITY

All information obtained or received by either Party relating to any well drilled pursuant to this Agreement shall be maintained in confidence, shall not be disclosed to any other person, and shall not be used for any purpose other than in connection with this Agreement.

24.	ARBITRATION

Should there be a disagreement or a dispute between the Parties with respect to this Agreement, the same will be referred to a single arbitrator for decision pursuant to the laws of Montana, and the decision of such arbitrator will be final and binding upon the Parties. This Section 24 will be deemed to be a submission to arbitration in accordance with the laws of Montana.

25.	COUNTERPARTS

This Agreement may be executed in counterpart and will have the same effect as if all signatories to the Agreement had signed the same document. All counterparts together will constitute the same instrument. Signed counterparts may be transmitted by facsimile.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective for all purposes as of the day and year first above written.

BIG SNOWY RESOURCES, LP

By:	/s/ John WG Campbell

Name: John WG Campbell
Title: Director

RANCHER ENERGY CORP.

By:	/s/ John Works

Name: John Works
Title: President & CEO